Exhibit 4.14

Power of Attorney

(February 5, 2010)

We, Xu Enhai and Han Deling, own 100% (Xu Enhai accounts for 66.7%, and Han Deling accounts for 33.3%) of the equity of QIGI&BODEE Technology (Beijing) Co., Limited (hereinafter “QIGI TECHNOLOGY”). And with respect to such equity, we hereby irrevocably authorize QIGI&BODEE International Technology (Beijing) Limited (hereinafter “WFOE”) to exercise the following rights in the valid term of this Power of Attorney:

Exclusively authorize the representative(s) as appointed by WFOE to, as our agent, on behalf of us, and at its/their own discretion, exercise the rights including but not limited to: 1) participate in the shareholders’ meeting of QIGI TECHNOLOGY; 2) at the shareholders’ meeting of QIGI TECHNOLOGY, exercise all the shareholder rights that the shareholders of QIGI TECHNOLOGY shall enjoy in accordance with the relevant laws and the articles of association, including but not limited to all the nomination rights and voting rights.

Without imposing any restriction to this authorization, the representative(s) as appointed by WFOE will be entitled to, within the scope of authorization, represent us to execute the transfer contracts as agreed in the Exclusive Option Agreement (we will act as a party thereto upon being required), for example, timely perform the Equity Pledge Contract and the Exclusive Option Agreement that we executed as a party thereto on February 5, 2010.

All the actions as taken by WFOE in respect of the equity as held by us in QIGI TECHNOLOGY shall be deemed as our actions, and all their execution of the relevant documents shall be deemed as our execution, and we will acknowledge such actions and execution.

For the above matters, WFOE may appoint the representative(s) from time to time, without notifying us thereof in advance or obtaining our consent thereon.

During the period when we are the shareholders of QIGI TECHNOLOGY, this Power of Attorney will be irrevocable and keep valid, and its valid term will commence from its execution date.

During the valid term of this Power of Attorney, we hereby waive to exercise all the rights related to the equity of QIGI TECHNOLOGY, which we have granted to WFOE through this Power of Attorney, and will not exercise such rights without the consent of WFOE.

Signatories:

Xu Enhai		Han Deling

Signature:	/s/ Xu Enhai	Signature:	/s/ Han Deling

Witness:

Signature: *